UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):     December 13, 2010

JACK IN THE BOX INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-9390	95-2698708
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9330 BALBOA AVENUE, SAN DIEGO, CA	92123
(Address of principal executive offices)	(Zip Code)

(858) 571-2121
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(d)       Appointment of New Director

On December 13, 2010, the Board of Directors (the “Board”) of Jack in the Box Inc. (the “Company”) appointed James M. Myers as a member of the Board.

Mr. Myers is President and Chief Executive Officer at PETCO Animal Supplies, Inc., a leading national specialty retail chain, with more than 1,000 stores in 50 states plus the District of Columbia. He joined PETCO in 1990 as Vice President and Controller and held several leadership roles at PETCO, most notably in the areas of finance, investor relations and information technology, prior to his promotion to CEO in 2004. From 1980 to 1990, Mr. Myers held various positions at the accounting firm KPMG LLP. There is no arrangement or understanding pursuant to which Mr. Myers was appointed as a director and there are no related party transactions between the Company and Mr. Myers.

For service as a non-management director during fiscal 2011, Mr. Myers will receive an annual cash retainer of $50,000 and a membership retainer for each Committee on which he will serve, although he has not yet been appointed to a Committee. Committee membership retainers range from $5,000 to $10,000. He will also be eligible for awards of equity in the form of restricted stock units that vest one year from the date of grant. Under the Company’s Deferred Compensation Plan for Non-Management Directors, directors may elect to defer payment of all or any part of their director retainers. Mr. Myers and the Company will enter into the Company’s standard form of Directors Indemnification Agreement, the form of which is attached to the Company’s Form 10-K for the fiscal year ended September 29, 2002, as Exhibit 10.11. Mr. Myers’ term will expire at the Company’s annual stockholders’ meeting in February 2011, at which time he will stand for election along with the other director nominees.

On December 13, 2010, the Company issued a news release on Mr. Myers’ appointment to the Jack in the Box Inc. Board of Directors, which is furnished as Exhibit 99.1 and is attached to this Form 8-K.

Item 9.01    Exhibits
(d)   Exhibits

Exhibit No.	Description
99.1	James M. Myers Joins Jack in the Box Inc. Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACK IN THE BOX INC.

By:	/s/ JERRY P. REBEL
Jerry P. Rebel
Executive Vice President
Chief Financial Officer
(Principal Financial Officer)
(Duly Authorized Signatory)
Date: December 13, 2010